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                      AMENDMENT TO PARTICIPATION AGREEMENT

     This Amendment to each Participation Agreement (each an "Agreement") currently in effect between Oppenheimer Variable Account Funds (the "Fund"), OppenheimerFunds, Inc. (the "Adviser"), and Metropolitan Life Insurance Company, MetLife Insurance Company of Connecticut, MetLife Investors USA Insurance Company and First MetLife Insurance Company (collectively, the "Company") is effective as of May 1, 2010. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the respective Agreements.

     WHEREAS, the Fund and the Company agree to distribute the prospectuses of the Portfolios of the Fund pursuant to Rule 498 of the Securities Act of 1933 ("Rule 498"); and

     WHEREAS, the parties desire to set out the roles and responsibilities for complying with Rule 498 and other applicable laws;

     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:

     1. For purposes of this Amendment, the terms Summary Prospectus and Statutory Prospectus shall have the same meanings as set forth in Rule 498.

     2. The Fund shall provide the Company with copies of the Summary Prospectuses and any Supplements thereto in the same manner and at the same times as the Agreement requires that the Fund provide the Company with Statutory Prospectuses.

     3. The Fund and the Adviser each represents and warrants that the hosting of such Summary Prospectuses on the Adviser's web site will comply with the requirements of Rule 498 applicable to the Fund and its Portfolios. The Adviser further represents and warrants that it has appropriate policies and procedures in place to ensure that such web site complies with Rule 498.

     4. The Fund and the Adviser each agrees that the URL indicated on each Summary Prospectus will lead contract owners directly to the Adviser's web page used for hosting the Fund's or the respective Portfolio's Summary Prospectuses or Statutory Prospectuses and that such web page will contain the current Fund or Portfolio documents required to be posted in compliance with Rule 498. The Fund shall notify the Company within a reasonable amount of time of any extended unexpected interruptions in the availability of this web page in violation of Rule 498.

     5. The Fund and the Adviser represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(1) involving contract owner requests for additional Fund documents made directly to the Fund, the Adviser
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          or one of their affiliates. The Fund and the Adviser further represent and warrant that any information obtained about contract owners will be used solely for the purposes of responding to requests for additional Fund documents.

     6. The Company represents and warrants that it will respond to requests for additional Fund documents made by contract owners directly to the Company or one of its affiliates in compliance with the timing provisions of Rule 498.

     7. Company represents and warrants that any bundling of Summary Prospectuses and Statutory Prospectuses will be done in compliance with Rule 498.

     8. At the Company's reasonable request, the Fund and the Adviser will provide the Company with URLs to the Fund's or the applicable Portfolio's current documents for use with the Company's electronic delivery of fund documents or on the Company's website. The Fund and the Adviser will be responsible for ensuring the integrity of the URLs and for maintaining the Fund's or Portfolio's current documents on the site to which such URLs initially navigate.

     9. The Fund and the Adviser represent and warrant that they have reasonable safeguards in place to prevent the documents contained on the Fund's or Portfolio's web page or pages, and the documents provided to the Company for purposes of electronic delivery, from containing any virus.

     10. If the Fund determines that it will end its use of the Summary Prospectus delivery option, the Fund and the Adviser will provide the Company with at least 60 days' advance notice prior to its termination of the Summary Prospectus delivery option; or if a determination to terminate such use is made within a period that makes 60 days' notice impossible, then as soon as practicable.

     11. The parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Amendment as applicable.

     12. The parties agree that use of the Summary Prospectus by the Company will be at the discretion of the Company. The Company agrees that it will give the Fund and the Adviser sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer.
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Dated as of April 21, 2011.

OPPENHEIMER VARIABLE ACCOUNT FUNDS.

By: /s/ Brian W. Wixted
    -----------------------------
Name: Brian W. Wixted
Its:  Treasurer

OPPENHEIMERFUNDS, INC.

By: /s/ Christina M. Nasta
    -----------------------------
Name: Christina M. Nasta
Its:  Senior Vice President

METROPOLITAN LIFE INSURANCE COMPANY

By: /s/ Alan C. Leland, Jr.
    -----------------------------
Name: Alan C. Leland, Jr.
Its:  Vice President

METLIFE INSURANCE COMPANY OF CONNECTICUT

By: /s/ Paul L. LeClair
    -----------------------------
Name: Paul L. LeClair
Its:  Vice President

METLIFE INVESTORS USA INSURANCE COMPANY

By: /s/ Paul L. LeClair
    -----------------------------
Name: Paul L. LeClair
Its:  Vice President

FIRST METLIFE INVESTORS INSURANCE COMPANY

By: /s/ Paul L. LeClair
    -----------------------------
Name: Paul L. LeClair
Its:  Vice President